Exhibit 10.1
LICENSE AGREEMENT

THIS AGREEMENT is made effective as of May 12, 2010, by and between Nicholas M. Sorge Sr. 7 Susan Court, Deer Park, NY 11729, hereinafter “LICENSOR”, and Empire Global Gaming Inc., a Nevada Company, having a principal place of business at 555 Woodside Avenue, Bellport, NY 11713, hereinafter “LICENSEE”.

WHEREAS, LICENSOR has developed and is the owner of certain intellectual property relating to the game called Balanced American Roulette (the “Game”) and relating to the development, operation and promotion of the Game; and

WHEREAS, LICENSEE desires to obtain a license and LICENSOR desires to grant a license to the Licensed Subject Matter as defined herein on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I. DEFINITIONS

As used in this Agreement, the following terms shall be deemed to have the following meanings:

1.1   An “Affiliate” of a party shall mean a corporation or other entity controlled by, controlling, or under common control with LICENSOR or LICENSEE.  For the purpose of this Agreement, “control” or “controlling” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or analogous interest in such corporation or other entity; or (b) the existence of any other relationship between LICENSOR or LICENSEE and such other corporation or entity which results in effective managerial control by one over the other, regardless of whether such control is continuously exercised.

1.2   “Effective Date” shall mean the date first written above.

1.3   “Game” shall mean the Balanced American Roulette game identified above and in Schedule B, in non-electronic format, the rules and table layout of which are attached at Schedule C and protected by the Licensed Subject Matter.

1.4   “Intellectual Property” shall mean all patent rights, inventions, works of authorship, information fixed in any tangible medium of expression, moral rights, mask works, trademarks, trade names, trade dress, ideas, concepts, techniques and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, or other laws anywhere in the world.

1.5   “Licensed Subject Matter” shall mean (i) the Licensed Patents defined in Section 1.7 below; (ii) the Licensed Marks defined in Section 1.6 below; (iii) the Licensed Works defined in Section 1.8 below; and (iv) any other Intellectual Property developed by LICENSOR in the future relating to the development, operation and/or promotion of the Game.

1.6   “Licensed Marks” shall mean the marks listed on Schedule A attached hereto, as amended from time to time.

1.7   “Licensed Patents” shall mean LICENSOR’S letters patent and applications for letters patent now in existence or which come into existence prior to termination of this Agreement as they relate to or are useful in the manufacture, use or promotion of the Game, including without limitation those patents listed on Schedule B attached hereto, as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, renewals, supplementary protection certificates, utility models, or foreign counterparts thereof and any and all issued patents resulting therefrom, as amended from time to time.

1.8   “Licensed Works” shall mean the works listed on Schedule C attached hereto, as amended from time to time, and other works of authorship or information fixed in any tangible medium of expression relating to the Game, including the development, operation and/or promotion of the Game.

1.9   “Licensee Improvements” shall mean all discoveries and/or inventions (whether patented or not) conceived or reduced to practice (actual or constructive) solely by LICENSEE as between the parties during the term of this Agreement that constitute a modification, improvement or variation of the Licensed Subject Matter.

1.10   “Licensor Improvements” shall mean all discoveries and/or inventions (whether patented or not) conceived or reduced to practice (actual or constructive) solely by LICENSOR as between the parties during the term of this Agreement that constitute a modification, improvement or variation of the Licensed Subject Matter.

1.11   “Joint Improvements” shall mean all discoveries and/or inventions (whether patented or not) conceived or reduced to practice (actual or constructive) by LICENSOR and LICENSEE during the term of this Agreement that constitute a modification, improvement or variation of the Licensed Subject Matter.

1.12   “Licensee Marks” shall mean the trademarks, trade names, logos and trade dress used by LICENSEE, exclusive ownership of which shall remain with LICENSEE, such Licensee Marks including, but not limited to, the marks listed on Schedule D attached hereto.

1.13   “Table” shall mean a single placement of the Game at a single table in a casino, anywhere in the world.

SECTION II. GRANT OF LICENSE

2.1   LICENSOR hereby grants to LICENSEE and its Affiliates, subject to the terms and conditions of this Agreement, an exclusive worldwide license, with right of sublicense, to: (i) make, have made, use, offer for sale, sell, lease and import products and services covered by or incorporating the Licensed Patents; and to (ii) use the Licensed Marks and Licensed Works on or in connection with the development, operation, distribution and/or promotion of the Game.  LICENSEE may sublicense the rights granted herein upon written approval by LICENSOR, which shall not be unreasonable withheld.

2.2   Notwithstanding the licensed granted in Section 2.1, LICENSOR may request on occasion that LICENSEE allow LICENSOR to grant a third party a license to (i) make, have made, use, offer for sale, sell, lease and import products and services covered by or incorporating the Licensed Patents; or to (ii) use the Licensed Marks and Licensed Works on or in connection with the development, operation, distribution and/or promotion of the Game in a specific country.  LICENSOR shall submit such request to LICENSEE in writing and LICENSEE shall endeavor to respond in writing within ten (10) business days.  Failure of LICENSEE to respond in writing within ten (10) business days shall be deemed a denial of LICENSOR’S request.  LICENSEE shall not unreasonably deny any such request.  In the event that LICENSEE grants LICENSOR’S request, LICENSEE agrees to transform the license granted in Section 2.1 above from an exclusive to a non-exclusive license with respect to the specific country and the specific third party approved in LICENSOR’S request.

2.3   LICENSEE acknowledges that LICENSOR owns all right, title and interest in and to the Licensed Subject Matter, and agrees that it will do nothing inconsistent with LICENSOR’S ownership of the Licensed Subject Matter, and agrees that all use of the Licensed Marks by LICENSEE shall inure to the benefit of and be on behalf of LICENSOR.  LICENSEE agrees that nothing in this Agreement shall give LICENSEE any right, title or interest in the Licensed Subject Matter, other than the license as set forth in Section 2.1 above.

2.4   LICENSOR acknowledges that LICENSEE owns all right, title and interest in and to the Licensee Marks, and agrees that it will do nothing inconsistent with LICENSEE’S ownership of the Licensed Marks, and agrees that all use of the Licensee Marks shall inure to the benefit of and be on behalf of LICENSEE.  LICENSOR agrees that nothing in this Agreement shall give LICENSOR any right, title or interest in the Licensed Marks.

SECTION III. MARKETING AND COMMERCIALIZATION

3.1   LICENSEE agrees to use good faith and commercially reasonable efforts to market the Game and to distribute the Game in approved jurisdictions during the term of this Agreement.

3.2   Nothing in this Agreement prevents LICENSOR from promoting the Game nationally or internationally, which may include using the assets in Schedules A, B, C and D.

SECTION IV. INTELLECTUAL PROPERTY PROTECTION

4.1   All rights in the Licensed Subject Matter are owned by LICENSOR and shall remain with LICENSOR.  In the event of termination of this Agreement for any reason, LICENSOR shall continue to own all Licensed Subject Matter.

4.2   All rights in the Licensee Marks are owned by LICENSEE and shall remain with LICENSEE.  In the event of termination of this Agreement for any reason, LICENSEE shall continue to own all Licensee Marks.

4.3   LICENSEE may, at its sole option and discretion, change the commercial name of the Game from “Balanced American Roulette” to a name of LICENSEE’S selection.  LICENSEE may also develop a logo or other artwork for use in the promotion and marketing of the Game in conjunction with any such new commercial name or may develop a logo or other artwork for use in the promotion and marketing of the Game in conjunction with the “Balanced American Roulette” name (“Game Artwork”).  In such event, LICENSOR shall file for and maintain trademark protection of such name in all countries of use and such name shall be included as part of the Licensed Marks throughout the Term of this Agreement and any such trademark rights in such name shall be owned exclusively by LICENSOR.  Any and all Game Artwork, including all copyright and other intellectual property rights, shall be owned exclusively by LICENSEE.

4.4   LICENSOR shall own all right, title and interest in all Licensor Improvements.  All Licensor Improvements (and any and all patent rights and other intellectual property rights with respect to such improvements) shall fall within the scope of the Licensed Subject Matter being licensed to LICENSEE under this Agreement.

4.5   LICENSEE shall own all right, title and interest in all Licensee Improvements.

4.6   Joint Improvements shall be owned jointly with both parties having equal rights thereto.  All Joint Improvements (and any and all patent rights and other intellectual property rights with respect to such improvements) shall fall within the scope of the Licensed Subject Matter being licensed to LICENSEE under this Agreement.

SECTION V. USE OF LICENSED MARKS AND QUALITY CONTROL

5.1   LICENSEE agrees to use the Licensed Marks only in the form and manner and with appropriate legends as prescribed from time to time by LICENSOR.

5.2   LICENSEE agrees that the nature and quality of use of the Licensed Marks, and of the goods sold and services rendered by LICENSEE in connection with the Licensed Marks, shall conform to standards set by and be under the control of LICENSOR.  Such standards may be changes from time to time by LICENSOR at its discretion.

SECTION VI. ROYALTIES, REPORTS AND RECORDS

6.1   In consideration of the rights and license granted hereunder, LICENSEE agrees to pay to LICENSOR, as a periodic royalty, the amounts according to the table attached at Schedule E.  All Tables placed by LICENSEE will pay according to the same royalty rate based on the number of Tables per month as considered as of the first day of each month (the “Count”).  Monthly Royalty payments will be computer by taking the determined percentage of the monthly gross table revenue, which is all monthly revenue earned by LICENSEE from only the entire fees paid to the LICENSEE by casinos for their table(s) offering the Game.  LICENSEE’s overhead, incidentals, and other costs are not to be deducted or factored into the gross table revenue.  Payment by LICENSEE shall be due thirty (30) days after the Count has been completed.

6.2   LICENSEE shall account for all Tables, their locations and respective monthly rental fees to LICENSOR on a monthly basis.

6.3   Both parties shall maintain complete books and records in connection with their payments obligations under this Agreement, during and for a period of one (1) year after termination of this Agreement.  LICENSOR shall have the right, upon reasonable notice to LICENSEE, and not more than once per calendar year, to inspect LICENSEE’S books and records directly relating to amounts owed LICENSOR under this Agreement.  LICENSOR may also employ a third party auditor at its own expense for such purpose that shall be permitted the same access.

SECTION VII. REPRESENTATIONS AND WARRANTIES

7.1           LICENSOR represents and warrants to LICENSEE as follows:

(a)	It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;
(b)	It is the sole and exclusive owner of all right, title and interest in and to the Game and the Licensed Subject Matter and has the necessary authority to grant the license specified in Section 2.1.
(c)	The acceptance of the rights herein will not breach or violate the terms of any other undertaking or obligation of LICENSOR;
(d)
It has not infringed and the exercise of the rights granted hereunder will not infringe any patent or patent application, trademark, trade name or other proprietary, intellectual property or other rights of any person, entity or government;

(e)	There are no claims, proceedings, actions or suits pending against LICENSOR or, to LICENSOR’S knowledge, threatened relating to the Licensed Subject Matter or the Game;
(f)	It acknowledges each of the representations and warranties given above are continuous in nature, are deemed to be material, and have been relied upon by LICENSEE.

7.2           LICENSEE represents and warrants to LICENSOR as follows:

(a)	It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;
(b)	The acceptance of the rights herein will not breach or violate the terms of any other undertaking or obligation of LICENSEE.

SECTION VIII. INDEMNIFICATION

8.1   LICENSOR agrees to indemnify, defend and hold LICENSEE and its officers, directors, agents, parents, affiliates, sublicensees, employees, and customers harmless against any suit, proceeding, assertion, damage, cost, liability, loss, and expense (including court costs and reasonable attorney fees) incurred as a result of any claim brought by a third party which is (a) based upon a breach by LICENSOR of any representation and warranty made in this Agreement; or (b) based upon the use of the Licensed Subject Matter by LICENSEE or any of its sublicensees as contemplated under this Agreement.  This Section is shall survive expiration or termination of the Agreement for any reason.

8.2   LICENSEE agrees to indemnify LICENSOR and its officers, directors, agents, and employees against any suit, proceeding, assertion, damage, cost, liability, loss, and expense (including court costs and reasonable attorney fees) incurred through claims of third parties against LICENSOR (a) based on the manufacture or sale of the Game by LICENSEE including, but not limited to, actions founded on product liability; or (b) claims of third parties against LICENSOR base on the use of Licensee Marks.  This Section shall survive expiration or termination of the Agreement for any reason.

SECTION IX. TERM AND TERMINATION

9.1   Unless earlier terminated as provided herein, this Agreement and the licensed granted hereunder shall commence as of the Effective Date and shall continue for a period of ten (10) years.

9.2   At the end of the Term, LICENSEE shall have the option to extend the Agreement for successive one (1) year terms, provided LICENSEE provides written notice to LICENSOR of such intention at least thirty (30) days before expiration of the current Term.

9.3   Either party may terminate this Agreement upon any breach of a material provision by the other provided, however, that a notice of such material breach shall first be served in writing on the other party as provided in Section 13 below.  If the material breach is not cured within thirty (30) days from the date the notice is served, the non-breaching party may terminate the Agreement at its option.

9.4   Notwithstanding the above, upon any breach of any of the representations and warranties provided in Section 8, the non-breaching party may, in its sole discretion, treat the Agreement as immediately terminated or may seek further assurances.

9.5   LICENSOR may terminate this Agreement upon thirty (30) days written notice to LICENSEE in the event that (i) LICENSOR is not earning at least $5,000/month is Royalty Payments at 30 months after the Effective Date; (ii) LICENSOR is not earning at least $10,000/month in Royalty Payments at 4 years after the Effective Date; or (iii) LICENSOR is not earning at least $12,000/month in Royalty Payments at 5 years after the Effective Date. Failure to LICENSOR to make such termination does imply a waiver of LICENSOR’s right to do so the following month(s).

9.6   LICENSEE may terminate this Agreement by providing thirty (30) days written notice to LICENSOR at any time.

9.7   Either party may terminate this Agreement upon service of notice as provided in Section 13 in the event the other party files any form of petition in bankruptcy, makes an assignment for the benefit of creditors, or has a receiver or bankruptcy trustee appointed to administer its assets.

9.8   In the event of termination of this Agreement for any reason, LICENSEE may maintain any Tables installed prior to the date of termination for as long as desired, provided LICENSEE continues to pay the royalties pursuant to Section 6.  In such event, the license granted in this Agreement shall automatically convert to a non-exclusive license.

9.9   The validity or invalidity of any of the U.S. Patent No. US 7,588,250 B2 Patent #US 7,566,056 B2, Patent #US 7,637,503 B2, Patent #US 7,694,971 B2 shall have no effect on the termination of this Agreement.

SECTION X. INFRINGEMENT

10.1   LICENSEE agrees to notify LICENSOR of any unauthorized use of the Licensed Subject Matter by a third party promptly as it comes to LICENSEE’S attention.  LICENSOR shall have the sole right and discretion, but not the obligation, to bring an action against such third party at its sole expense.  LICENSEE agrees to fully cooperate with LICENSOR in the prosecution of any such action brought by LICENSOR.  LICENSOR shall reimburse LICENSEE for reasonable expenses incurred as a result of such cooperation.  All sums recovered shall be paid to, and retained by, LICENSOR.  Should LICENSOR opt not to take, or to cease, any steps to abate such infringement, LICENSEE shall have the option to take or continue steps to abate such infringement at its sole expense.  In such case, LICENSEE shall retain all sums recovered.  The parties agree to assist the other as reasonably necessary in any steps taken to abate the infringement.

10.2   LICENSOR will control the prosecution of all patents and patent applications included within the Licensed Patents at its sole expense.  LICENSOR will control the prosecution of all trademark and copyright registrations included with the Licensed Marks and Licensed Works at its sole expense.  LICENSOR shall, at its sole discretion, take all reasonable steps to maintain all patents, trademarks and other intellectual property rights during the term of this Agreement, including the payment of all maintenance and renewal fees and necessary documentation.

SECTION XI. CONFIDENTIALITY

11.1   All information relating to the Licensed Subject Matter or any know-how relating thereto and all information exchanged between the parties including sales information, marketing plans, the identities of customers, financial information, development plans, and technical information, shall be deemed “Confidential Material” hereunder.  The term “Confidential Material” does not include information which (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (d) is the subject of a written permission to disclose provided by the disclosing party.

11.2   The receiving party shall use Confidential Material only as permitted or contemplated by this Agreement and keep Confidential Material received from the disclosing party confidential and will not disclose any of the Confidential Material in any manner whatsoever; provided, however, that (i) any such information may be disclosed to the receiving party’s employees and agents who need to know such information for the purpose of carrying out the receiving party’s obligations hereunder, (ii) subject to the requirements of this Agreement, LICENSEE may disclose the Confidential Material to any third party involved in the manufacture or distribution of the Game, (iii) either party may make any disclosure required by court order or by any state or federal law, rule or regulation (including the rules of a national security exchange) after first giving notice to the disclosing party, and (iv) either party may disclose the Confidential Material to the extent necessary to exercise the rights and perform the obligations hereunder; provided any disclosure to third parties allowable hereunder shall only be made under a separate confidentiality agreement with such third party no less restrictive than the terms hereof.

11.3   Such obligations of confidentiality and non-disclosure hereunder are perpetual and shall survive termination of this Agreement for any reason

SECTION XII. INSURANCE

12.1           The parties shall at all times during the term of this Agreement maintain insurance coverage with respect to the risks for which indemnity is granted to the other party hereunder.  Such coverage shall be in such amounts and with such carrier or carriers as are reasonably acceptable to the other party.  However, there is no requirement for either party to maintain such insurance.

SECTION XIII. NOTICES

13.1           Any notices required under this Agreement shall be made by the parties to the following addresses:

If to LICENSOR:

Nicholas M. Sorge Sr.
7 Susan Court
Deer Park, NY 11729

If to LICENSEE:

Empire Global Gaming Inc.
555 Woodside Avenue
Bellport, NY 11713

SECTION XIV. GENERAL

14.1   LICENSEE shall be primarily responsible for obtaining all required regulatory Game approvals and shall be solely responsible for payment of gaming application and license fees.  LICENSOR and LICENSEE agree to cooperate regarding all regulatory approval required for the Game.

14.2   LICENSEE agrees to mark all products covered by an issued patent included within the Licensed Patents which are sold, made public, or otherwise disposed of under the license granted herein with the words “[Country of Patent’ Patent No.” and the numbers of the patent(s).  LICENSEE agrees to use the symbol ® or ™ (as appropriate) on or in connection with all goods and services rendered under the Licensed Marks.

14.3   This Agreement is intended solely as a license agreement and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended.  Neither party shall hold themselves out as an agent or representative of the other.

14.4   This Agreement constitutes the entire agreement between the parties with respect to its subject matter and all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof are superseded by this Agreement.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.5   The waiver by either party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach thereof.

14.6   If any provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid.  Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

14.7   No amendment, modification or addendum will be effective unless reduced to a writing signed by a duly authorized officer of both parties.  No term or provision hereof will be deemed waived an no breach excused unless such waiver or consent will be in writing and signed by an authorized officer of the party claimed to have waived or consented.  Failure by either party hereto to insist upon strict conformance to any term herein in the event of a breach of default, shall not be construed as a consent or waiver of that breach or default of any subsequent breach or default of the same or of any other term contained herein.

14.8    This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to conflict of laws principles.  The parties hereto submit and agree to the exclusive jurisdiction of the U.S. District court for the District of Nevada.  This provision will survive expiration or termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be legally bound.
Nicholas M. Sorge Sr.

By: Nicholas M. Sorge Sr.
Owner: _____________________

Date: May 12, 2010

EMPIRE GLOBAL GAMING, INC.

By: Nicholas M. Sorge Sr.
Title: President

Date: May 12, 2010

By: Dolores Marsh
Title: Secretary/Treasurer

Date:   May 12, 2010

SCHEDULE A
LICENSED MARKS

Balanced American Roulette

SCHEDULE B
LICENSED PATENTS

Patent #US 7,588,250 B2 (Expiration Date  March 24, 2026)
Patent #US 7,566,056 B2 (Expiration Date  February 10, 2027)
Patent #US 7,637,503 B2 (Expiration Date  January 4, 2028)
Patent #US 7,694,971 B2 (Expiration Date  October 29, 2027)

SCHEDULE C

LICENSED WORKS – N/A

SCHEDULE D
LICENSEE MARKS

SCHEDULE E

Royalty Rate	Number of Tables
15%	1-149
17.5%	150-249
20%	250-399
22.5%	400-499
25%	500-649
27.5%	650-749
30%	750-899
33%	900+